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                 DEFERRED INVESTMENT PLAN FOR OUTSIDE DIRECTORS


                                                               November 28, 1990
                                                               As amended and
                                                               restated on
                                                               April 27, 1992


         1. PURPOSE. The purpose of the Plan is to provide Directors of Medford Savings Bank (the "Bank") and Regional Bancorp, Inc. ("Regional") with deferred benefits upon retirement and to allow Directors to participate in the growth of Regional and the Bank through the acquisition of a beneficial interest in Regional common stock, par value $0.10 per share (the "Common Stock").

         2. ADMINISTRATION. The Plan shall be administered by an Administrative Committee consisting of three or more persons appointed by the Board of Directors of Regional and the Bank. The Administrative Committee shall have the authority to adopt rules and regulations for carrying out the Plan, and to interpret, construe and implement the provisions of the Plan.

         3. ELIGIBILITY; EFFECTIVE DATE. Each member of the Board of Directors of Regional and the Bank who is not an employee of Regional or the Bank (a "Director") shall be entitled to participate in the Plan. The effective date of the Plan is December 17, 1990 (the "Effective Date"). The Plan Year for the initial period following adoption shall begin on the Effective Date and shall end on January 31, 1991. Thereafter each Plan Year shall be the twelve-month period beginning on February 1 and ending on January 31.

         4. DIRECTORS' DEFERRAL. Each Director may elect to defer payment of all or any part of the annual retainer fees, meeting fees, committee fees and other payments for services rendered by the Director to Regional or the Bank on or after the Effective Date (the "Fees")










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pursuant to the provisions of this Plan. A Director's election to defer Fees shall be in writing and shall be effective upon receipt and acceptance by Regional and the Bank. For the initial Plan Year, such election shall be made not later than the Effective Date. In succeeding Plan Years, such election shall be made not later than six (6) months prior to the commencement of the next succeeding Plan Year. Any election may be revoked or changed if it is made in writing not later than six (6) months prior to the commencement of the next Plan Year, but only as to Fees to be earned at and after commencement of the next succeeding Plan Year. For the initial Plan Year, a Director also may elect, on or before the Effective Date, to transfer to an account which will be established under Section 5 of the Plan any or all of the money which has been credited to such Director's deferred compensation account ("Transferred Fees") pursuant to the Medford Savings Bank Director's Deferred Compensation Plan.

         5. ESTABLISHMENT OF TRUST; DIRECTORS' ACCOUNTS. In connection with the adoption of the Plan, Regional and the Bank shall establish a nonqualified trust (the "Rabbi Trust"). All Fees and Transferred Fees shall be deposited in the Rabbi Trust on behalf of the participating Directors. Regional, the Bank and the Trustee of the Rabbi Trust shall maintain a book account for each Director to which such Fees and Transferred Fees shall be credited (the "Account"). Fees shall be deposited in the Rabbi Trust and credited to a Director's Account on a quarterly basis within five (5) business days after the end of the fiscal quarter during which the compensation constituting such Fees was earned.

         In accordance with the terms of the Rabbi Trust, all Fees and Transferred Fees shall be invested by the Trustee of the Rabbi Trust in shares of Common Stock. Each Director's Account shall indicate the number of shares of Common Stock which have been purchased and








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are being held in the Trust on behalf of each Director. Cash dividends paid on shares of Common Stock held in the Rabbi Trust shall be used to purchase additional shares of Common Stock and shall be credited to the Directors' Accounts. Stock dividends, stock splits and other distributions payable on Common Stock also will be held in the Rabbi Trust and shall be credited to the Directors' Accounts. The Trustee may acquire up to 350,000 shares of Common Stock under the Plan, subject to adjustment in the event of a stock dividend, stock split, recapitalization or similar event.

         6. UNSECURED GENERAL CREDITOR. Notwithstanding anything to the contrary contained herein, neither the Directors nor any beneficiaries designated by them, nor any of their respective representatives or estates, shall have any right, other than the right of an unsecured general creditor, against the Bank with respect to the Directors' Accounts, the Rabbi Trust and the shares of Common Stock held in the Rabbi Trust. Notwithstanding anything to the contrary contained herein, to the extent Regional or the Bank contributes amounts representing Fees and Transferred Fees on behalf of Directors to the Rabbi Trust, Regional or the Bank, as the case may be, shall be relieved and released of any and all liability to Directors with respect to such contributions.

         7.   DISTRIBUTION.

              (a) No withdrawals may be made from an Account by a Director except as set forth in this Section. Subject to the discretion of the Trustee to accelerate a distribution in the case of unforeseeable financial need or hardship, the number of shares of Common Stock allocated to a Director's Account shall be distributed in annual installments (as nearly equal in amount as possible) over a three (3) year period after a Director ceases to be a Director of






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Regional and the Bank; PROVIDED, HOWEVER, that under no circumstances shall a
Director receive any distributions of shares of Common Stock until six months after he ceases to be a Director. In lieu of distributing fractional shares of Common Stock, a Director will receive cash equal to the fair market value of such fractional shares at the close of business on the day preceding the day on which such distribution is made.

              (b) In the event of the Director's death prior to the time at which distributions have been made pursuant to Section 7(a), the beneficiary or beneficiaries designated by the Director in writing to Regional and the Bank prior to the Director's death or, failing such designation, the Director's estate shall receive the distributions from the Director's Account in the same manner provided in Section 7(a).

         8. NON-ASSIGNABLE. The right to receive shares of Common Stock under this Plan shall not be subject to alienation, assignment, garnishment, execution, levy, pledge, sale or transfer of any kind, except by will or by the laws of decent and distribution, and any attempt to cause any such right to receive shares of Common Stock to be so subjected, except by will or by the laws of descent and distribution, shall not be recognized.

         9. EXPENSES. Regional and the Bank shall pay all expenses and taxes in connection with the Plan and the Rabbi Trust.

         10. PARTIES. The terms of this Plan shall be binding upon Regional, the Bank and their successors or assigns and each Director participating herein and his beneficiaries, heirs, executors and administrators.

         11. LIABILITY OF REGIONAL AND THE BANK. Neither Regional, the Bank nor any person acting on behalf of Regional or the Bank shall be liable for any act performed or the failure to






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perform any act with respect to this Plan, except in the event that there has been a judicial determination of willful misconduct on the part of Regional or the Bank or such person.

         12. TERMINATION; AMENDMENT. Regional and the Bank may terminate this Plan on ninety (90) days' written notice to each Director participating herein. A termination of the Plan shall have no effect other than to eliminate the right of each Director to defer further compensation under this Plan. The Board of Directors of Regional and the Bank may amend the Plan at any time and from time to time; provided that any such amendments that require stockholder approval under applicable laws and regulations shall also be approved by stockholders of Regional at an annual or special meeting of such stockholders to the extent required by and in accordance with any such laws or regulations. No amendment shall, without the consent of a Director, adversely affect such Director's rights under the Plan.

         13.  NOTICES; GOVERNING LAW.

              (a) Notices, elections or designations by a Director to Regional or the Bank hereunder shall be addressed to the attention of the Treasurer of Regional or the Bank, as the case may be.

              (b) This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware.







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